Exhibit 99.1

NEWS RELEASE

42 E. Lancaster Avenue Paoli, Pennsylvania 19301 | 610-644-9400 | http://ir.malvernbancorp.com

Investor Contacts:

Joseph D. Gangemi

Corporate Investor Relations

610-695-3676

Investor Relations Contact:

Nathanial Jordan

610-695-3646

Malvern Bancorp, Inc. Reports First Quarter Operating Results

PAOLI, PA., February 8, 2022 – Malvern Bancorp, Inc. (NASDAQ: MLVF) (the “Company”), the parent company of Malvern Bank, National Association (the “Bank”), today reported operating results for the first fiscal quarter ended December 31, 2021. Net income for the quarter ended December 31, 2021 amounted to $2.0 million, or $0.27 per fully diluted common share, compared with $2.3 million, or $0.30 per fully diluted common share, for the quarter ended December 31, 2020.  Annualized return on average assets (“ROAA”) was 0.69 percent for the quarter ended December 31, 2021, compared to 0.74 percent for the quarter ended December 31, 2020, and annualized return on average equity (“ROAE”) was 5.61 percent for the quarter ended December 31, 2021, compared with 6.38 percent for the quarter ended December 31, 2020.

“I am pleased to report improved business results for the first fiscal quarter versus last quarter, including increases in net income and net interest margin and improvements to other key metrics.  We believe the actions taken in the fourth fiscal quarter to improve asset quality were important to managing future risk, protecting capital, and positioning Malvern Bank for future earnings.  With continued momentum, we anticipate an upswing in business opportunities and an environment in which businesses can rebound further. We believe we are well positioned for steady and measured growth throughout fiscal year 2022,” commented Anthony C. Weagley, President and Chief Executive Officer.

Statement of Income Highlights at December 31, 2021

•

Net interest margin (“NIM”) increased 16 basis points to 2.78 percent for the quarter ended December 31, 2021, compared to 2.62 percent for the quarter ended December 31, 2020. The increase was driven by a reduction in interest expense, partially offset by a decrease in interest-earning assets.

•

Total interest expense decreased $1.6 million, or 49.4 percent, to $1.7 million for the quarter ended December 31, 2021, compared to $3.3 million for the quarter ended December 31, 2020, which resulted primarily from the reduction of costs on interest-bearing deposits.

•	The Company did not record a provision for loan losses during the quarter ended December 31, 2021, compared to a $550,000 provision for loan losses for the quarter ended December 31, 2020.

Linked Quarter Financial Ratios

(unaudited)

As of or for the quarter ended:	12/31/2021	9/30/2021	6/30/2021	3/31/2021	12/31/2020
Return on average assets (1)	0.69%	(2.06%)	0.53%	0.73%	0.74%
Return on average equity (1)	5.61%	(16.59%)	4.35%	6.14%	6.38%
Net interest margin (1)	2.78%	2.61%	2.70%	2.54%	2.62%
Loans / deposits ratio	95.06%	97.41%	104.84%	108.14%	111.33%
Shareholders' equity / total assets	12.54%	11.76%	12.50%	12.09%	11.73%
Efficiency ratio	66.30%	68.67%	73.62%	63.53%	58.30%
Book value per common share	$18.97	$18.65	$19.44	$19.17	$18.83

(1)	Annualized.

Linked Quarter Income Statement Data

(unaudited)

(in thousands, except share and per share data)

For the quarter ended:	12/31/2021	9/30/2021	6/30/2021	3/31/2021	12/31/2020
Net interest income	$7,158	$6,825	$7,129	$6,802	$7,304
Provision for loan losses	-	10,626	-	-	550
Net interest income (loss) after provision for loan losses	7,158	(3,801)	7,129	6,802	6,754
Other income	727	579	793	1,167	1,224
Other expense	5,228	5,084	5,832	5,063	4,972
Income (loss) before income tax expense	2,657	(8,306)	2,090	2,906	3,006
Income tax expense (benefit)	640	(2,116)	489	682	733
Net income (loss)	$2,017	$(6,190)	$1,601	$2,224	$2,273
Earnings (loss) per common share
Basic	0.27	(0.82)	0.21	0.30	0.30
Diluted	0.27	(0.82)	0.21	0.30	0.30
Weighted average common shares outstanding
Basic	7,551,606	7,548,958	7,545,371	7,529,408	7,525,808
Diluted	7,553,208	7,550,766	7,546,200	7,530,151	7,526,376

Net Interest Income

Net interest income was $7.2 million for the quarter ended December 31, 2021, a decrease of $146,000, or 2.0 percent, from $7.3 million for the quarter ended December 31, 2020.  The decrease reflected a decrease in interest income of $1.8 million, primarily related to loans, partially offset by $1.7 million decrease in interest paid on deposits and borrowings.  The average yield on interest-earning assets declined 33 basis points for the quarter ended December 31, 2021, to 3.48 percent when compared to the same period in 2020 primarily due to the decrease in average loan balances and average yield on loans. The average rate on interest-bearing liabilities fell 61 basis points to 0.69 percent compared to the quarter ended December 31, 2020 due to decreases in market rates of interest.  The net interest margin increased to 2.78 percent for the quarter ended December 31, 2021 from 2.62 percent for the comparable period in 2020.  The margin improvement experienced in the current period in large part reflected the decline in interest-bearing liabilities partially offset by the decline in yield earned on interest-earning assets.

Other Income

Other income decreased $497,000, or 40.6 percent, during the quarter ended December 31, 2021, compared to the quarter ended December 31, 2020.  The decrease in other income was primarily due to a decrease in net gains on sale of investments and loans of $707,000 to $52,000 for quarter ended December 31, 2021 compared to $759,000 for the quarter ended December 31, 2020. This decrease was partially offset by an increase in loan fees of $207,000 to $454,000 during quarter ended December 31, 2021, from $247,000 for the quarter ended December 31, 2020.

Other Expense

Other expense for the quarter ended December 31, 2021, increased $256,000 or 5.1 percent, to $5.2 million when compared to the quarter ended December 31, 2020. The increase was primarily due to increases of $392,000 in professional fees associated with additional work related to fiscal year-end September 30, 2021 and the preparation and filing of the Company’s annual report on Form 10-K.

Income Taxes

The Company recorded income tax expense of $640,000 during the quarter ended December 31, 2021, compared to $733,000 for the quarter ended December 31, 2020. The effective tax rate for the Company for the quarters ended December 31, 2021 and December 31, 2020 were 24.1 percent and 24.4 percent, respectively.

Statement of Condition Highlights at December 31, 2021

•

Completion of previously announced sale of three problem loans totaling $18.9 million during the quarter ended December 31, 2021.  The Company had previously classified these loans as held-for-sale and marked them to fair value at the fiscal year ended September 30, 2021.

•	Non-performing assets (“NPAs”) were 0.59 percent and 0.72 percent of total assets at December 31, 2021, and September 30, 2021, respectively.
•	Non-performing loans or NPLs were 0.20 percent and 0.40 percent of total loans at December 31, 2021, and September 30, 2021, respectively.
•

Total assets were $1.2 billion at December 31, 2021, a decrease of $55.9 million, or 4.6 percent, compared to September 30, 2021.  The decrease was primarily due to a $44.8 million decline in loans receivable driven by payoffs, paydowns during the quarter and a $19.6 million decrease in loans held-for-sale that were sold during the quarter.

•

Total liabilities were $1.0 billion at December 31, 2021, a decrease of $58.3 million, or 5.5 percent, compared to September 30, 2021.  The decrease was primarily due to the repayment of a $30.0 million FHLB advance and a decrease of $25.5 million in total deposits.

•	Book value per common share amounted to $18.97 at December 31, 2021, compared to $18.65 at September 30, 2021.

Linked Quarter Statement of Condition Data

(in thousands, unaudited)

At the quarter ended:	12/31/2021	9/30/2021	6/30/2021	3/31/2021	12/31/2020
Cash and due from depository institutions	$104,568	$99,670	$90,441	$99,358	$83,764
Interest bearing deposits in depository institutions	30,336	$36,920	14,513	9,556	25,458
Investment securities, available for sale, at fair value	41,718	40,813	34,502	28,899	35,224
Equity Securities	1,491	1,500	—	—	—
Investment securities held to maturity	39,045	28,507	31,795	25,834	14,161
Restricted stock, at cost	6,294	7,776	7,896	8,891	9,327
Loans Held-for-sale	13,616	33,199	—	—	—
Loans receivable, net of allowance for loan losses	858,204	902,981	940,735	974,596	990,346
Other real estate owned	4,961	4,961	4,961	5,796	5,796
Accrued interest receivable	3,394	3,512	3,370	3,598	4,051
Operating lease right-of-use-assets	1,663	1,796	2,168	2,322	2,479
Property and equipment, net	5,635	5,777	5,902	6,040	6,154
Deferred income taxes, net	3,461	3,530	3,389	3,535	3,601
Bank-owned life insurance	26,224	26,056	25,889	25,725	25,564
Other assets	12,590	12,145	20,183	12,269	14,999
Total assets	$1,153,200	$1,209,143	$1,185,744	$1,206,419	$1,220,924
Deposits	$912,688	$938,159	$907,704	$912,213	$900,465
FHLB advances	60,000	90,000	90,000	110,000	130,000
Other borrowings	—	—	—	—	5,000
Subordinated debt	24,974	24,934	24,895	24,855	24,816
Operating lease liabilities	1,691	1,830	2,204	2,357	2,512
Other liabilities	9,290	12,052	12,749	11,143	14,865
Shareholders’ equity	144,557	142,168	148,192	145,851	143,266
Total liabilities and shareholders’ equity	$1,153,200	$1,209,143	$1,185,744	$1,206,419	$1,220,924

Condensed Consolidated Average Statement of Condition

(in thousands, unaudited)

For the quarter ended:	12/31/2021	9/30/2021	6/30/2021	3/31/2021	12/31/2020
Investment securities	$82,126	$75,004	$71,811	$58,559	$59,135
Interest-bearing cash accounts	32,775	26,339	16,914	21,506	21,690
Loans	913,587	945,457	967,615	990,913	1,032,483
Allowance for loan losses	(14,157)	(11,730)	(12,603)	(13,037)	(12,462)
All other assets	163,118	165,439	164,288	165,942	123,919
Total assets	$1,177,448	$1,200,509	$1,208,025	$1,223,883	$1,224,765
Non-interest-bearing deposits	54,092	51,534	52,799	50,327	48,152
Interest-bearing deposits	876,270	869,914	868,099	866,153	854,649
FHLB advances	66,848	90,000	99,505	116,889	130,000
Other short-term borrowings	120	-	-	3,111	5,918
Subordinated debt	24,952	24,917	24,877	24,835	24,794
Other liabilities	11,407	14,907	15,399	17,751	18,689
Shareholders’ equity	143,760	149,237	147,346	144,817	142,563
Total liabilities and shareholders’ equity	$1,177,448	$1,200,509	$1,208,025	$1,223,883	$1,224,765

Deposits

Total deposits decreased $25.5 million, or 2.7 percent, from $938.2 million at September 30, 2021 to $912.7 million at December 31, 2021. The decrease was in the money market and interest-bearing demand categories declining $40.7 million and was driven by the Company’s efforts to reduce higher costing money market funds.  The decrease was offset in part by increases in non-interest bearing, savings and time categories of approximately $15.3 million.

The following table reflects the composition of the Company’s deposits as of the dates indicated.

(in thousands, unaudited)
At quarter ended:	12/31/2021	9/30/2021	6/30/2021	3/31/2021	12/31/2020
Demand:
Non-interest-bearing	$60,320	$53,849	$53,365	$54,210	$49,264
Interest-bearing	335,411	336,645	329,372	313,865	303,535
Savings	56,342	50,582	51,011	49,601	46,531
Money market	346,023	385,480	359,040	338,100	303,796
Time	114,592	111,603	114,916	156,437	197,339
Total deposits	$912,688	$938,159	$907,704	$912,213	$900,465

Loans

Total net loans amounted to $858.2 million at December 31, 2021, compared to $903.0 million at September 30, 2021, resulting in a net decrease of $44.8 million, or 5.0 percent, for the period driven by higher loan payoffs and paydowns during the period primarily in the commercial loan category. Loans held-for-sale amounted to $13.6 million at December 31, 2021, compared to $33.2 million at September 30, 2021.  The decline was primarily related to the sale of three commercial loans totaling $18.9 million with no gains or losses recognized on the sale.  Average loan balances for the quarter ended December 31, 2021 totaled $913.6 million as compared to $945.5 million for the quarter ended September 30, 2021, representing a decrease of $31.9 million or 3.4 percent.

At December 31, 2021, gross loans, which excludes loans held-for-sale, remained weighted toward two primary components: the commercial and residential mortgage portfolios, with commercial loans accounting for 69.2 percent and single-family residential real estate loans accounting for 21.6 percent of the gross loan portfolio at such date.  Construction and development loans amounted to 6.8 percent and consumer loans represented 2.4 percent of the gross loan portfolio at such date. The decrease in the gross loan portfolio at December 31, 2021, compared to September 30, 2021, primarily reflected decreases of $29.5 million in commercial loans, $11.2 million in residential mortgage loans, and $4.7 million in construction and development loans.

The following table reflects the Company’s loan portfolio composition, excluding loans held-for-sale.

(in thousands, unaudited)
At quarter ended:	12/31/2021	9/30/2021	6/30/2021	3/31/2021	12/31/2020
Residential mortgage	$187,516	$198,710	$201,737	$218,165	$232,481
Construction and Development:
Residential and commercial	56,876	61,492	61,484	76,257	73,000
Land	2,138	2,204	2,253	3,596	3,648
Total construction and development	59,014	63,696	63,737	79,853	76,648
Commercial:
Commercial real estate	416,248	426,915	478,032	482,611	478,808
Farmland	15,582	10,297	10,335	7,344	7,378
Multi-family	54,448	66,332	66,725	67,122	67,457
Commercial and industrial	106,493	115,246	97,955	94,706	101,852
Other	7,433	10,954	10,896	9,927	10,010
Total commercial	600,204	629,744	663,943	661,710	665,505
Consumer:
Home equity lines of credit	13,174	13,491	12,822	15,936	16,389
Second mortgages	5,384	5,884	7,039	8,114	9,097
Other	2,282	2,299	2,372	2,650	2,388
Total consumer	20,840	21,674	22,233	26,700	27,874
Total loans	867,574	913,824	951,650	986,428	1,002,508
Deferred loan costs, net	667	629	685	769	873
Allowance for loan losses	(10,037)	(11,472)	(11,600)	(12,601)	(13,035)
Loans Receivable, net	$858,204	$902,981	$940,735	$974,596	$990,346

At December 31, 2021, the Company had $133.6 million in overall undisbursed loan commitments, which consisted primarily of available usage from active construction facilities, unused commercial lines of credit, and home equity lines of credit.

Asset Quality

Non-accrual loans totaled $1.8 million at December 31, 2021, and $3.7 million at September 30, 2021. The decrease in non-accrual loans was primarily due a partial charge down of $1.4 million related to one non-accrual commercial and industrial loan. This loan had a specific allocation of $1.5 million previously reported at September 30, 2021. The partial charge-off was the result of the ongoing monitoring and evaluation of classified loan values and is reflective of the change in current market and economic conditions of the borrower. Performing troubled debt restructured (“TDR”) loans were $6.2 million at December 31, 2021, and $17.6 million at September 30, 2021. The decrease is primarily related to two TDR commercial real estate loans totaling $11.4 million that were sold during the period, with no gains or losses recognized on the sale, as part of the note sale previously announced and mentioned above.

At December 31, 2021, NPAs totaled $6.8 million, or 0.59 percent of total assets, as compared with $8.7 million, or 0.72 percent of total assets, at September 30, 2021. The decrease in NPAs is due to the decrease in non-accrual loans as described above. Other real estate owned or OREO, which is comprised of one commercial real estate property, totaled $5.0 million for quarters ended December 31, 2021 and September 30, 2021.

Non-Performing Asset and Other Asset Quality Data:

(dollars in thousands, unaudited)
As of or for the quarter ended:	12/31/2021	9/30/2021	6/30/2021	3/31/2021	12/31/2020
Non-accral loans(2)	$1,790	$3,697	$23,547	$22,281	$16,240
Loans 90 days or more past due and still accruing	-	-	212	765	775
Total non-performing loans	1,790	3,697	23,759	23,046	17,015
OREO	4,961	4,961	4,961	5,796	5,796
Total NPAs	$6,751	$8,658	$28,720	$28,842	$22,811
Performing TDR loans	$6,310	$17,601	$23,352	$22,697	$16,229

NPAs / total assets	0.59%	0.72%	2.42%	2.39%	1.87%
Non-performing loans / total loans	0.21%	0.40%	2.50%	2.34%	1.70%
Net charge-off (recoveries)	1,436	10,754	1,001	434	(52)
Net charge-offs (recoveries) /average loans(1)	0.63%	4.55%	0.41%	0.18%	-0.02%
Allowance for loan losses / total loans	1.16%	1.26%	1.22%	1.28%	1.30%
Allowance for loan losses / non-performing loans	560.7%	310.3%	48.8%	54.7%	76.6%

Total assets	1,153,200	1,209,143	1,185,744	1,206,419	1,220,924
Total gross loans	867,574	913,824	951,650	986,428	1,002,508
Average loans	913,587	945,457	967,615	990,913	1,032,483
Allowance for loan losses	10,037	11,472	11,600	12,601	13,035

(1)	Annualized.
(2)	Non-accrual loans do not include any loans classified as held-for-sale.

The allowance for loan losses at December 31, 2021 amounted to approximately $10.0 million, or 1.16 percent of total gross loans, compared to $11.5 million, or 1.26 percent of total gross loans, at September 30, 2021. The Company did not record a provision for loan losses for the quarter ended December 31, 2021, compared to $10.6 million provision for loan losses for the quarter ended September 30, 2021. The decrease in the allowance for loan losses of $1.4 million or 12.5 percent reflects the Company’s improved asset quality and, more specifically, improvement in non-performing loans which declined $1.9 million, or 22.0 percent compared to September 30, 2021.

Capital

At December 31, 2021 the Company’s total shareholders’ equity amounted to $144.6 million, or 12.5 percent of total assets, compared to $142.2 million, or 11.8 percent of total assets at September 30, 2021, which continues to exceed all regulatory capital guidelines. At December 31, 2021, the Bank’s common equity Tier 1 capital ratio was 17.14 percent, Tier 1 leverage ratio was 13.61 percent, Tier 1 risk-based capital ratio was 17.14 percent and the total risk-based capital ratio was 18.22 percent. At September 30, 2021, the Bank’s common equity Tier 1 capital ratio was 16.13 percent, Tier 1 leverage ratio was 13.14 percent, Tier 1 risk-based capital ratio was 16.13 percent and the total risk-based capital ratio was 17.32 percent.

About Malvern Bancorp, Inc.

Malvern Bancorp, Inc. is the holding company for Malvern Bank, National Association (“Malvern Bank”), an institution that was originally organized in 1887 as a federally-chartered savings bank. Malvern Bank now serves as one of the oldest banks headquartered on the Philadelphia Main Line. For more than a century, Malvern Bank has been committed to helping people build prosperous communities as a trusted financial partner, forging lasting relationships through teamwork, respect, and integrity.

Malvern Bank conducts business from its headquarters in Paoli, Pennsylvania, a suburb of Philadelphia, and through its nine other banking locations in Chester and Delaware counties, Pennsylvania, Morristown, New Jersey, its New Jersey regional headquarters and Palm Beach Florida. The Bank also maintains representative offices in Wellington, Florida, and Allentown, Pennsylvania.  The Bank’s primary market niche is providing personalized service to its client base.

Malvern Bank, through its Private Banking division, provides personalized investment advisory services to individuals, families, businesses, and non-profits. These services include banking, liquidity management, investment services, 401(k) accounts and planning, custody, tailored lending, wealth planning, trust and fiduciary services, family wealth advisory services and philanthropic advisory services.

The Bank offers insurance services though Malvern Insurance Associates, LLC, which provides clients a rich array of financial services, including commercial and personal insurance and commercial and personal lending.

For further information regarding Malvern Bancorp, Inc., please visit our web site at http://ir.malvernbancorp.com. For information regarding Malvern Bank, please visit our web site at http://www.mymalvernbank.com.

Forward-Looking Statements

The statements contained herein that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company, including, without limitation, plans, strategies and goals, and statements about the Company’s expectations regarding revenue and asset growth, financial performance and profitability, loan and deposit growth, yields and returns, loan diversification and credit management, and shareholder value creation.

Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company.  There can be no assurance that future developments affecting the Company will be the same as those anticipated by management.  The Company cautions readers that a number of important factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements.  These risks and uncertainties include, but are not limited to, the following: the effects of, and changes in, trade, monetary and fiscal policies and laws, including changes in interest rate policies of the Board of Governors of the Federal Reserve System; inflation, interest rate, market and monetary fluctuations; the impact of competition and the acceptance of the Company’s products and services by new and existing customers; the impact of changes in financial services policies, laws and regulations; technological changes; any oversupply of inventory and deterioration in values of real estate in the markets in which the Company operates, both residential and commercial; the effect of changes in accounting policies and practices, as may be adopted from time-to-time by bank regulatory agencies, the Securities and Exchange Commission (“SEC”), the Public Company Accounting Oversight Board, the Financial Accounting Standards Board or other accounting standards setters; possible other-than-temporary impairment of securities held by the company; the effects of the Company’s lack of a widely-diversified loan portfolio, including the risks of geographic and industry concentrations; ability to attract deposits and other sources of liquidity; changes in the competitive environment among financial and bank holding companies and other financial service providers; unanticipated regulatory or judicial proceedings; and the Company’s ability to manage the risk involved in the foregoing.  Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the Company’s Annual Report Filed on Form 10-K and Quarterly Reports on Form 10-Q filed with the SEC and available at the SEC’s Internet site (http://www.sec.gov).

Further, given its ongoing and dynamic nature, it is difficult to predict the full impact of the COVID-19 pandemic, including the outbreak of its variants on our business. The extent of such impact will depend on future developments, which are highly uncertain, including when the coronavirus and its variants can be controlled, the effects on general economic conditions, and when and how the economy may be fully reopened, and when and how it will remain as such. As the result of the COVID-19 pandemic and the related adverse local and national economic consequences, we are subject to any of the following risks, any of which could continue to have a material, adverse effect on our business, financial condition, liquidity, and results of operations: the demand for our products and services may decline, making it difficult to grow assets and income; the economy , and particularly commercial real estate markets may be affected; there may be high levels of unemployment , loan delinquencies, problem assets, and foreclosures may increase, resulting in increased charges and reduced income; if the economy is unable to continue to substantially reopen, and there are high levels of unemployment for extended periods of time, loan delinquencies, problem assets, and foreclosures may increase resulting in increased charges and reduced income; collateral for loans, especially commercial real estate, may continue to decline in value, which could cause loan losses to increase; our allowance for loan losses may increase if borrowers experience financial difficulties, which will adversely affect our net income; the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us; due to fluctuation in interest rates, the yield on our assets may decline to a greater extent than the decline in our cost of interest-bearing liabilities, reducing our NIM and spread and reducing net income; our cyber security risks are increased as the result of an increase in the number of employees working remotely; and FDIC premiums may increase if the agency experiences additional resolution costs.

The Company undertakes no obligation to revise or publicly release any revision or update to these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made, unless required by law.

MALVERN BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	December 31, 2021	September 30, 2021
(in thousands, except for share and per share data)	(unaudited)
ASSETS
Cash and due from depository institutions	$104,568	$99,670
Interest bearing deposits in depository institutions	30,336	36,920
Total cash and cash equivalents	134,904	136,590
Investment securities available for sale, at fair value (amortized cost of $41,810 and $40,756 at December 31, 2021 and September 30, 2021, respectively)	41,718	40,813
Equity Securities (amortized cost of $1,500 at December 2021 & September 2021)	1,491	1,500
Investment securities held to maturity (fair value of $39,316 and $28,913 at December 31, 2021 and September 30, 2021, respectively)	39,045	28,507
Restricted stock, at cost	6,294	7,776
Loans Held-for-sale	13,616	33,199
Loans receivable, net of allowance for loan losses ($10,037 at December 2021 & $11,472 at September 2021)	858,204	902,981
Other real estate owned	4,961	4,961
Accrued interest receivable	3,394	3,512
Operating lease right-of-use-assets	1,663	1,796
Property and equipment, net	5,635	5,777
Deferred income taxes, net	3,461	3,530
Bank-owned life insurance	26,224	26,056
Other assets	12,590	12,145
Total assets	$1,153,200	$1,209,143
LIABILITIES
Deposits:
Non-interest bearing	$60,320	$53,849
Interest-bearing	852,368	884,310
Total deposits	912,688	938,159
FHLB advances	60,000	90,000
Subordinated debt	24,974	24,934
Advances from borrowers for taxes and insurance	1,583	1,022
Accrued interest payable	779	572
Operating lease liabilities	1,691	1,830
Other liabilities	6,928	10,458
Total liabilities	1,008,643	1,066,975
SHAREHOLDERS’ EQUITY
Common stock, $0.01 par value, 50,000,000 shares authorized; 7,816,832 and 7,621,100 issued and outstanding, respectively, at December 31, 2021, and 7,816,832 and 7,622,316 issued and outstanding, respectively, at September 30, 2021	76	76
Additional paid in capital	85,599	85,524
Retained earnings	62,313	60,296
Unearned Employee Stock Ownership Plan (ESOP) shares	(865)	(901)
Accumulated other comprehensive income	297	36
Treasury stock, at cost: 194,516 shares at December 31, 2021 and September 30, 2021	(2,863)	(2,863)
Total shareholders’ equity	144,557	142,168
Total liabilities and shareholders’ equity	$1,153,200	$1,209,143

MALVERN BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended December 31,
(in thousands, except for share data)	2021	2020
(unaudited)
Interest and Dividend Income
Loans, including fees	$8,228	$10,076
Investment securities, taxable	455	347
Investment securities, tax-exempt	36	24
Dividends, restricted stock	91	141
Interest-bearing cash accounts	13	8
Total Interest and Dividend Income	8,823	10,596
Interest Expense
Deposits	1,045	2,257
Short-term borrowings	-	45
Long-term borrowings	237	607
Subordinated debt	383	383
Total Interest Expense	1,665	3,292
Net interest income	7,158	7,304
Provision for Loan Losses	-	550
Net Interest Income after Provision for Loan Losses	7,158	6,754
Other Income
Service charges and other fees	454	247
Rental income-other	52	54
Net gains on sale of investments	-	355
Net gains on sale of loans	52	404
Earnings on bank-owned life insurance	169	164
Total Other Income	727	1,224
Other Expense
Salaries and employee benefits	2,295	2,272
Occupancy expense	515	542
Federal deposit insurance premium	76	76
Advertising	32	32
Data processing	320	328
Professional fees	1,055	663
Net other real estate owned expense	5	28
Pennsylvania shares tax	170	170
Other operating expenses	760	861
Total Other Expense	5,228	4,972
Income before income tax expense	2,657	3,006
Income tax expense	640	733
Net Income	$2,017	$2,273
Earnings per common share
Basic	$0.27	$0.30
Diluted	$0.27	$0.30
Weighted Average Common Shares Outstanding
Basic	7,551,606	7,525,808
Diluted	7,553,208	7,526,376

MALVERN BANCORP, INC. AND SUBSIDIARIES

SELECTED QUARTERLY FINANCIAL AND STATISTICAL DATA

	Three Months Ended	Three Months Ended	Three Months Ended
(in thousands, except for share and per share data) (annualized where applicable)	12/31/2021	9/30/2021	12/31/2020
(unaudited)
Statements of Operations Data
Interest income	$8,823	$8,862	$10,596
Interest expense	1,665	2,037	3,292
Net interest income	7,158	6,825	7,304
Provision for loan losses	-	10,626	550
Net interest income (loss) after provision for loan losses	7,158	(3,801)	6,754
Other income	727	579	1,224
Other expense	5,228	5,084	4,972
Income (loss) before income tax expense (benefit)	2,657	(8,306)	3,006
Income tax expense (benefit)	640	(2,116)	733
Net income (loss)	$2,017	$(6,190)	$2,273
Earnings (loss) per Common Share
Basic	$0.27	$(0.82)	$0.30
Diluted	$0.27	$(0.82)	$0.30
Statements of Condition Data (Period-End)
Equity Securities	$1,491	$1,500	$1,520
Investment securities available for sale, at fair value	$41,718	$40,813	$33,704
Investment securities held to maturity (fair value of $39,316, $28,913, and $14,745, respectively)	39,045	28,507	14,161
Loans Held-for-sale	13,616	33,199	-
Loans, net of allowance for loan losses	858,204	902,981	990,346
Total assets	1,153,200	1,209,143	1,220,924
Deposits	912,688	938,159	900,465
FHLB advances	60,000	90,000	130,000
Subordinated debt	24,974	24,934	24,816
Shareholders' equity	144,557	142,168	143,266
Common Shares Dividend Data
Cash dividends	$-	$-	$-
Weighted Average Common Shares Outstanding
Basic	7,551,606	7,537,408	7,525,808
Diluted	7,553,208	7,538,116	7,526,376
Operating Ratios
Return on average assets	0.69%	(2.06%)	0.74%
Return on average equity	5.61%	(16.59%)	6.38%
Average equity / average assets	12.21%	12.43%	11.64%
Book value per common share (period-end)	$18.97	$18.65	$18.83
Non-Financial Information (Period-End)
Common shareholders of record	376	379	388
Full-time equivalent staff	79	81	80